Exhibit 10.21

ADDENDUM TO THE EMPLOYMENT AGREEMENT BETWEEN
VERTEX ENERGY, INC.

and

GREG WALLACE

THIS ADDENDUM made this 5th day of July, 2011 by and between GREG WALLACE (hereinafter “Wallace”) and VERTEX ENERGY, INC., a Nevada corporation, (hereinafter referred to as the “Company”), to the Employment Agreement originally executed  on or about January 1, 2007 and amended on or about February 22, 2010  referred  to as the ("Agreement") between the same parties.

W I T N E SS E T H:

WHEREAS, both parties have agreed to make the following Addendum to the Agreement simultaneously with the execution thereof;

NOW THEREFORE, in consideration of the contractual terms and conditions agreed in the Agreement, as amended by this Addendum, and of the mutual terms, conditions and covenants of the parties set forth in the Employment Agreement as amended, and this Addendum thereto, the parties hereto amend the Employment Agreement as follows, which Addendum shall control over any inconsistent terms elsewhere in the Agreement;

Effective with the execution of this Addendum, the Agreement incorporates into and makes a part of the Agreement the additions and modifications as follows, which additions and modifications are approved, acknowledged and ratified by each Party;

The Following Section shall be added to the Agreement, with the execution of this Addendum, to wit:

Commission Compensation

The Company hereby sets the bonus compensation for the period January 1, 2011 to December 31, 2011 as provided below.  Commission compensation will be provided to Wallace if and only if the Company earns Adjusted Gross Margin (as defined below) recorded in the Company’s General Ledger.

Period    January 1, 2011 to December 31, 2011

Commission Compensation -

The Company agrees to pay commissions to Wallace calculated at 10% of the Year's "Adjusted Gross Margin" on the Vertex Refining and Marketing book of business managed by Greg Wallace (the “Earned Bonus Commission”).  Commissions shall be calculated & paid based on quarterly and year-end reports.  "Adjusted Gross Margin" is defined as Gross Margin minus general and administrative overhead directly related to the segments of Vertex Refining and Marketing which relates to business conducted in Port Arthur and managed by Wallace and excludes the re-refining of certain oil feedstock referred to as the “Thermal/chemical extraction process” (“TCEP”).  Final year-end commission calculations shall be made after year-end close of accounting records and no later than April 20, 2012.

Payments of Commission installments shall be made according to the following schedule subject to earnings criteria and cash flows available, to wit:

1.    First Installment shall be Payable on May 25, 2012, in the amount of 25% of the 2011 Earned Bonus Commission; however, such bonus will be limited in payment on April 1, 2012 to 50% of the First Quarter 2012 Adjusted Gross Margin.  Any excess 2011 Commission due and payable on May 25, 2012, limited in payment shall be accumulated and carried forward for payment calculations applicable to the Second Installment accruing interest at 6% from May 25, 2012 until paid.

2.    Second Installment shall be Payable on August 25, 2012, in the amount of 25% of the 2011 Earned Bonus Commission, plus any accumulated and unpaid carried forward bonus not paid in the First Installment.   However, such bonus will be limited in payment on August 25, 2012 to 50% of the first Half 2012 Adjusted Gross Margin.   Any excess 2011 Commission due and payable on August 25, 2012, limited in payment shall be accumulated and carried forward for payment calculations applicable to the Third Installment accruing interest at 6% from August 25, 2012 until paid.

3.    Third Installment shall be Payable on November 25, 2012, in the amount of 50% of the 2011 Earned Bonus Commission, plus any accumulated and unpaid carried forward bonus not paid in the First and Second Installments.   However, such bonus will be limited in payment on November 25, 2012 to 50% of the cumulative third quarter 2012 Adjusted Gross Margin. Any excess 2011 Commission due and payable on November 25, 2012, limited in payment shall be accumulated and carried forward for payment calculations applicable to the First Installment due in Bonus Commission year 2012, payable during 2013, accruing interest at 6% from November 25, 2012 until paid.

IN WITNESS  WHEREOF, the parties hereto have executed this Addendum  as of the day and year first above written.

COMPANY:

Vertex Energy Inc.

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President
Greg Wallace /s/ Greg Wallace